UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RELYPSA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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RELYPSA, INC.

100 Cardinal Way

Redwood City, California 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2015

To the Stockholders of Relypsa, Inc.:

The 2015 Annual Meeting of Stockholders, or the 2015 Annual Meeting, of Relypsa, Inc., a Delaware corporation, or the Company, will be held on June 4, 2015 at 8:00 a.m. local time at the Company’s headquarters located at 100 Cardinal Way, Redwood City, California 94063 for the following purposes:

1.	To elect two Class II directors to hold office until the 2018 Annual Meeting of Stockholders or until their successors are elected;

2.	To ratify the selection, by the audit committee of our board of directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015; and

3.	To transact such other business as may properly come before the 2015 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders who owned the Company’s common stock at the close of business on April 7, 2015 may vote at the 2015 Annual Meeting or any adjournments that take place.

We have elected to provide our proxy materials to our stockholders over the internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials, or the Notice, but not a paper copy of our proxy statement and our 2014 Annual Report to Stockholders. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2014 Annual Report to Stockholders and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

You are cordially invited to attend the 2015 Annual Meeting in person. Whether or not you plan to attend the 2015 Annual Meeting, please vote as soon as possible. You may vote over the internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. Please note that any stockholder attending the 2015 Annual Meeting may vote in person, even if the stockholder has already returned a proxy card or voting instruction card.

Our board of directors recommends that you vote “FOR” the election of the director nominees named in Proposal No. 1 of the proxy statement and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal No. 2 of the proxy statement.

By Order of the Board of Directors:

Ronald A. Krasnow Senior Vice President, General Counsel and Corporate Secretary

Redwood City, California

April 22, 2015

RELYPSA, INC.

100 Cardinal Way

Redwood City, California 94063

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2015

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2015

This proxy statement and our 2014 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available at our website at www.relypsa.com and at www.proxyvote.com.

QUESTIONS AND ANSWERS REGARDING THE PROXY MATERIALS AND THE VOTING PROCESS

Why am I receiving these proxy materials?

We have made these proxy materials available to you on the internet or, upon your request, have delivered paper proxy materials to you, because the board of directors of Relypsa, Inc., or the Company, is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, or the 2015 Annual Meeting, or any adjournments that take place. The 2015 Annual Meeting will be held on June 4, 2015 at 8:00 a.m. local time at our headquarters, which are our principal executive offices, located at 100 Cardinal Way, Redwood City, California 94063. As a stockholder, you are invited to attend the 2015 Annual Meeting and are requested to vote on the proposals described in this proxy statement. However, you do not need to attend the 2015 Annual Meeting to vote.

What is included in the proxy materials?

The proxy materials include:

•	This proxy statement, which includes information regarding the proposals to be voted on at the 2015 Annual Meeting, the voting process, corporate governance, the compensation of our directors and certain executive officers, and other required information;

•	Our 2014 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and

•	The proxy card or a voting instruction card for the 2015 Annual Meeting.

The proxy materials are being mailed or made available to stockholders on or about April 22, 2015.

Why did I receive a Notice of Internet Availability of Proxy Materials, or the Notice, in the mail instead of a complete set of paper proxy materials?

We have elected to provide our proxy materials to our stockholders over the internet as permitted by the rules of the U.S. Securities and Exchange Commission, or the SEC. As a result, we are mailing most of our stockholders a paper copy of the Notice, but not a paper copy of the proxy materials. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet, and how to request a paper copy of the proxy materials. All stockholders who have previously elected to receive a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail until the stockholder terminates such election.

Why did I receive a complete set of paper proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of the Notice. If you would like to reduce the environmental impact and the costs incurred by us in printing and distributing the proxy materials, you may elect to receive all future proxy materials electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Who can vote at the 2015 Annual Meeting?

Only stockholders of record at the close of business on April 7, 2015 will be entitled to vote at the 2015 Annual Meeting. On this record date, there were 41,433,107 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on April 7, 2015, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the 2015 Annual Meeting or vote by proxy. Whether or not you plan to attend the 2015 Annual Meeting, please vote as soon as possible by completing and returning the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, at the close of business on April 7, 2015, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2015 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the 2015 Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the 2015 Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals are scheduled for a vote?

There are two proposals scheduled for a vote at the 2015 Annual Meeting:

•	Proposal No. 1 – To elect two Class II directors to hold office until the 2018 Annual Meeting of Stockholders or until their successors are elected; and

•	Proposal No. 2 – To ratify the selection, by the audit committee of our board of directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

How do I vote?

For Proposal No. 1, you may either vote “FOR” all nominees to the board of directors or you may “WITHHOLD” your vote for any nominee you specify. For Proposal No. 2, you may either vote “FOR” or “AGAINST” or you may abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the 2015 Annual Meeting or vote by proxy by telephone or internet or by mail. Whether or not you plan to attend the 2015 Annual Meeting, please vote as soon as possible to ensure your vote is counted. You may still attend the 2015 Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person. You may attend the 2015 Annual Meeting and we will give you a ballot when you arrive. If you need directions to the meeting, please visit http://www.relypsa.com/contact_index.html.

•	To vote by proxy by telephone or internet. If you have telephone or internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received paper proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•	To vote by proxy by mail. If you received paper proxy materials, you may submit your proxy by mail by completing and signing your proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or other agent. To vote in person at the 2015 Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Can I vote my shares by completing and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by telephone, by internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the 2015 Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of the Company’s common stock you own as of April 7, 2015.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each nominee for director (Proposal No. 1) and “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015 (Proposal No. 2). If any other matter is properly presented at the 2015 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the 2015 Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at Relypsa, Inc., 100 Cardinal Way, Redwood City, California 94063.

•	You may attend the 2015 Annual Meeting and vote in person. Simply attending the 2015 Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or other agent, you should follow the instructions provided by your broker or agent.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the 2015 Annual Meeting. On the record date, there were 41,433,107 shares outstanding and entitled to vote. Accordingly, the holders of 20,716,554 shares must be present at the 2015 Annual Meeting to have a quorum. Your shares will be counted toward the quorum at the 2015 Annual Meeting only if you vote in person at the meeting, or you submit a valid proxy vote.

Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present and entitled to vote at the meeting in person or represented by proxy may adjourn the 2015 Annual Meeting to another date.

How are votes counted?

Votes will be counted by the Inspector of Elections appointed for the 2015 Annual Meeting. The Inspector of Elections will separately count “FOR,” “WITHHOLD” and broker non-votes for Proposal No. 1 (the election of directors) and “FOR” and “AGAINST” votes, abstentions and, if any, broker non-votes for Proposal No. 2 (the ratification of the selection of Ernst & Young LLP as the independent registered accounting firm of the Company for the fiscal year ending December 31, 2015).

If your shares are held by your broker or other agent as your nominee (that is, held beneficially in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares. If you do not give voting instructions to your broker or other agent, your broker or other agent can only vote your shares with respect to “routine” matters (as described below).

What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Proposal No. 1 to elect directors is a non-routine matter, but Proposal No. 2 to ratify the selection, by the audit committee of our board of directors, of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015 is a “routine” matter. Broker non-votes will not be counted toward the vote total for any proposal at the 2015 Annual Meeting.

How many votes are needed to approve each proposal?

•	Proposal No. 1 – To elect two Class II directors to hold office until the 2018 Annual Meeting of Stockholders or until their successors are elected. The two nominees receiving the most “FOR” votes (from the votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Broker non-votes will not be counted towards the vote total for this proposal.

•	Proposal No. 2 – To ratify the selection, by the audit committee of our board of directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015. “FOR” votes from the holders of a majority of the shares cast (excluding abstentions and broker non-votes) are required to approve this proposal. Because Proposal No. 2 is considered a “routine” matter, broker non-votes are not expected in connection with this proposal.

How can I find out the results of the voting at the 2015 Annual Meeting?

We will disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2015 Annual Meeting. If final voting results are unavailable at that time, then we intend to file a Current Report on Form 8-K to disclose preliminary voting results and file an amended Current Report on Form 8-K within four business days after the date the final voting results are available.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in the proxy materials for the 2016 Annual Meeting of Stockholders, your proposal must be submitted in writing by December 24, 2015 to the Company’s Corporate Secretary at Relypsa, Inc., 100 Cardinal Way, Redwood City, California 94063. However, if the meeting is not held within 30 days of June 4, 2016, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for that meeting.

If you wish to submit a proposal before the stockholders or nominate a director at the 2016 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in the proxy materials for that meeting, then you must follow the procedures set forth in our bylaws and, among other things, notify the Company’s Corporate Secretary in writing between February 5, 2016 and March 6, 2016. However, if the date of the 2016 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 4, 2016, then you must give notice not later than the 90th day prior to that meeting or, if later, the 10th day following the day on which public disclosure of that annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Except as otherwise provided by law, vacancies on the board of directors may be filled only by individuals elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a particular class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Our board of directors currently consists of nine directors and no vacancies, divided into the three following classes:

•	The Class I directors are Kenneth J. Hillan, M.B., Ch.B., Daniel K. Spiegelman, and Helen I. Torley, M.B., Ch. B., and their terms will expire at the 2017 Annual Meeting;

•	The Class II directors are David W. J. McGirr, John A. Orwin and Klaus Veitinger, M.D., and their terms will expire at the 2015 Annual Meeting of Stockholders; and

•	The Class III directors are John P. Butler, Paul J. Hastings and Thomas J. Schuetz, M.D., Ph.D., and their terms will expire at the 2016 Annual Meeting of Stockholders.

Dr. Veitinger has not been nominated to stand for election at the 2015 Annual Meeting. Effective after the 2015 Annual Meeting, the board of directors has reduced the authorized number of directors on the board of directors from nine to eight, as permitted by the Company’s bylaws. Mr. McGirr and Mr. Orwin have been nominated to serve as Class II directors and have agreed to stand for election. If the nominees for Class II are elected at the 2015 Annual Meeting, then each nominee will serve for a three-year term expiring at the 2018 Annual Meeting of Stockholders, or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Our directors are elected by a plurality of the votes cast. If a choice is specified on the proxy card by a stockholder, the shares will be voted as specified. If a choice is not specified on the proxy card, and authority to do so is not withheld, the shares will be voted “FOR” the election of the two nominees for Class II above. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by the Company’s management or the board of directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography and discussion of the specific attributes, qualifications, experience and skills of each nominee for director and each director whose term will continue after the 2015 Annual Meeting. Our board of directors and management encourage each nominee for director and each continuing director to attend the 2015 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE TWO CLASS II NOMINEES FOR DIRECTOR.

CLASS II NOMINEES FOR DIRECTOR – To be elected for a three-year term expiring at the 2018 Annual Meeting of Stockholders

David W.J. McGirr, age 60, has served as a member of our board of directors since November 2012 and chairman of the audit committee since November 2012. Mr. McGirr served as Senior Vice President and Chief Financial Officer of Cubist Pharmaceuticals Inc., a pharmaceutical company, from 2002 to March 2013. Prior to Cubist, Mr. McGirr was the President and Chief Operating Officer of hippo inc, an internet technology company, and served as a member of their board of directors. Prior to hippo, Mr. McGirr was the President of GAB Robins

North America, Inc., a risk management company, and served as Chief Executive Officer. Prior to that, Mr. McGirr served in various positions within the S.G. Warburg Group, an investment bank, ultimately serving as Chief Financial Officer, Chief Administrative Officer and Managing Director of its subsidiary S.G. Warburg & Co., Inc. Mr. McGirr currently serves on the board of directors of Insmed Incorporated, a biopharmaceutical company, and Roka Bioscience, Inc., a molecular diagnostics company. Mr. McGirr received a B.Sc. in Civil Engineering from the University of Glasgow and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe that Mr. McGirr is qualified to serve on our board of directors due to his management experience and experience in the financial sector.

John A. Orwin, age 50, has served as our President and Chief Executive Officer and as a member of our board of directors since June 2013. Prior to Relypsa, Mr. Orwin served as President and Chief Operating Officer of Affymax, Inc., a biotechnology company, from April 2010 to January 2011, and as their Chief Executive Officer and a member of their board of directors from February 2011 to May 2013. From 2005 to April 2010, Mr. Orwin served as Vice President and then Senior Vice President of the BioOncology Business Unit at Genentech, Inc. (now a member of the Roche Group), a biotechnology company, where he was responsible for all marketing, sales, business unit operations and pipeline brand management for Genentech’s oncology portfolio in the United States. From 2001 to 2005, Mr. Orwin served in various executive-level positions at Johnson & Johnson, a life sciences company, overseeing oncology therapeutic commercial and portfolio expansion efforts in the U.S. Prior to such roles, Mr. Orwin held senior marketing and sales positions at various life sciences and pharmaceutical companies, including Alza Corporation (acquired by Johnson & Johnson), Sangstat Medical Corporation (acquired by Genzyme), Rhone-Poulenc Rorer Pharmaceuticals, Inc. (merged with Sanofi-Aventis) and Schering-Plough Corporation (merged with Merck). Mr. Orwin serves as a member of the board of directors of Array BioPharma Inc., a biopharmaceutical company, Seattle Genetics, Inc., a biotechnology company and Affymax, Inc., a biotechnology company, and served on the board of directors of NeurogesX, Inc., a biopharmaceutical company, until July 2013. Mr. Orwin received a B.A. in Economics from Rutgers University and an M.B.A. from New York University. We believe Mr. Orwin is qualified to serve on our board of directors based on his management experience in the life sciences sector and his service on the boards of directors of several public life sciences companies.

CLASS I DIRECTORS – To continue in office until the 2017 Annual Meeting of Stockholders

Kenneth J. Hillan, M.B., Ch.B., age 54, has served as President, Chief Executive Officer and a member of the board of directors of Achaogen, Inc., a biopharmaceutical company, since October 2011, and as Chief Medical Officer of Achaogen since April 2011. Prior to Achaogen, Dr. Hillan served in key leadership positions at Genentech, Inc. (acquired by Roche in 2009), a pharmaceutical company, from August 1994 to April 2011. Dr. Hillan was responsible for numerous successful drug approvals and led the medical and scientific strategies for its Immunology, Tissue Growth and Repair drug portfolio. Dr. Hillan served in a number of key leadership positions in research and development, including Senior Vice President Clinical Development, Inflammation, Vice President Immunology, Tissue Growth and Repair, Vice President Development Sciences and Vice President Research Operations and Pathology. Dr. Hillan also previously served as Senior Vice President and head of Clinical Development and Product Development Strategy in Asia-Pacific for Roche in Shanghai, China. Dr. Hillan received an M.B. Ch.B. (Bachelor of Medicine and Surgery) degree from the Faculty of Medicine at the University of Glasgow, U.K. Dr. Hillan is a Fellow of the Royal College of Surgeons (FRCS), and a Fellow of the Royal College of Pathologists (FRCPath). We believe that Dr. Hillan is qualified to serve on our board of directors due to his management experience in the life sciences sector and medical and scientific background.

Daniel K. Spiegelman, age 56, has served as Executive Vice President and Chief Financial Officer at BioMarin Pharmaceutical Inc., a biopharmaceutical company, since May 2012. From May 2009 until May 2012, Mr. Spiegelman served as a strategic and financial consultant to a portfolio of public and private life science companies. From 1998 to 2009, Mr. Spiegelman served in various roles, most recently as Senior Vice President and Chief Financial Officer, of CV Therapeutics, Inc., a biopharmaceutical company (acquired by Gilead

Sciences, Inc.), where he was responsible for finance, accounting, investor relations, business development, and information systems. From 1991 to 1998, Mr. Spiegelman served in various roles at Genentech, Inc. (now a member of the Roche Group), a biotechnology company, most recently as Treasurer. Mr. Spiegelman serves on the board of directors of Oncothyreon, Inc., a biotechnology company, and previously served on the board of directors of the following biopharmaceutical companies: Affymax, Inc., Anthera Pharmaceuticals, Inc., Omeros Corporation, Cyclacel Pharmaceuticals, Inc., and Xcyte Therapies, Inc. Mr. Spiegelman received a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Spiegelman is qualified to serve on our board of directors due to his management experience and experience in the financial sector.

Helen I. Torley, M.B., Ch.B., M.R.C.P., age 52, has served as a member of our board of directors since January 2015. Dr. Torley has served as President and Chief Executive Officer of Halozyme Therapeutics, Inc., a biotechnology company, since January 2014. Prior to joining Halozyme, from August 2011 to December 2013. Dr. Torley served as executive vice president and chief commercial officer for Onyx Pharmaceuticals, Inc., a biopharmaceutical company, where she oversaw the collaboration with Bayer on Nexavar® and Stivarga® and the U.S. launch of Kyprolis®. From 2003 to 2011, she held management positions at Amgen Inc., a biopharmaceutical company, most recently as vice president and general manager of the U.S. Nephrology Business Unit and the U.S. Bone Health Business Unit. Previously, she held various senior management positions at Bristol-Myers Squibb, including regional vice president of Cardiovascular and Metabolic Sales and head of Cardiovascular Global Marketing. She began her career at Sandoz/Novartis, where she ultimately served as vice president of Medical Affairs, developing and conducting post-marketing clinical studies across all therapeutic areas. Dr. Torley received her Bachelor of Medicine and Bachelor of Surgery degrees (M.B. Ch.B.) from the University of Glasgow and is a Member of the Royal College of Physicians (M.R.C.P.). We believe that Dr. Torley is qualified to serve on our board of directors due to her management experience in the life sciences sector and medical and scientific background.

CLASS III DIRECTORS – To continue in office until the 2016 Annual Meeting of Stockholders

John P. Butler, age 50, has served as a member of our board of directors since September 2013. Mr. Butler has served as the President and Chief Executive Officer of Akebia Therapeutics, Inc., a biopharmaceutical company, since September 2013. From October 2011 to April 2013, Mr. Butler served as the Chief Executive Officer of Inspiration Biopharmaceuticals, Inc., a biopharmaceutical company that filed for protection under Chapter 11 of the U.S. Bankruptcy Code in October 2012 prior to the successful sale of its hemophilia assets to Cangene Corporation and Baxter International in early 2013. Prior to Inspiration, Mr. Butler held various positions at Genzyme Corporation (acquired by Sanofi-Aventis), a biotechnology company, from 1997 to July 2011, including President, Personalized Genetic Health, President, Cardiometabolic and Renal Division and President, General Manager Renal Business. Prior to Genzyme, Mr. Butler held various positions of increasing responsibility at Amgen, Inc., a biopharmaceutical company, including serving as a product manager from 1995 to 1997. Mr. Butler received a B.A. in Chemistry from Manhattan College and an M.B.A. from Baruch College. We believe that Mr. Butler is qualified to serve on our board of directors due to his deep industry experience in the biotechnology sector.

Paul J. Hastings, age 55, has served as a member of our board of directors since October 2012. Mr. Hastings has served as the Chairman, President, and Chief Executive Officer of OncoMed Pharmaceuticals, Inc., a pharmaceutical company, since 2013 and President and Chief Executive Officer since 2006. Prior to OncoMed, Mr. Hastings was President and Chief Executive Officer of QLT, Inc. from 2002 to 2005 and Axys Pharmaceuticals, Inc. (acquired by Celera Corporation) from 2001 to 2002, both pharmaceutical companies. Previously, Mr. Hastings served as the President of Chiron BioPharmaceuticals (acquired by Novartis), a pharmaceutical company, and President and Chief Executive Officer of LXR Biotechnology, a biotechnology company. Mr. Hastings has also served in various positions at Genzyme Corporation (acquired by Sanofi-Aventis) and Synergen, Inc. (acquired by Amgen), both biotechnology companies. Mr. Hastings has served on various private and public company boards, and currently serves on the board of directors of OncoMed and

Pacira Pharmaceuticals, Inc., a pharmaceutical company. Mr. Hastings received a B.S. in Pharmacy from the University of Rhode Island. We believe that Mr. Hastings is qualified to serve on our board of directors due to his deep industry experience and service on the boards of directors of several public life sciences companies.

Thomas J. Schuetz, M.D., Ph.D., age 54, has served as a member of our board of directors since August 2010. Dr. Schuetz has served as the Chief Executive Officer of Kairos Biologics Foundation LLC, a newly-formed biotechnology company since January 2015. Dr. Schuetz was previously a consultant for clinical development programs at both public and privately-held biopharmaceutical companies from 2006 to 2014. Dr. Schuetz was previously the Chief Medical Officer of Therion Biologics Corporation, a pharmaceutical company, and the Vice President of Clinical Affairs at Transkaryotic Therapies, Inc. (acquired by Shire Pharmaceuticals). Dr. Schuetz received a B.S. in Chemistry from Xavier University, an M.D. from Harvard Medical School and a Ph.D. in Genetics from Harvard University. He completed an internal medicine residency at Massachusetts General Hospital, where he was also Chief Medical Resident, and a Medical Oncology fellowship at the Dana-Farber Cancer Institute. Dr. Schuetz is Board Certified in Medical Oncology. We believe that Dr. Schuetz is qualified to serve on our board of directors due to his clinical and executive experience and medical and scientific background.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP, or EY, as our independent registered public accounting firm for the year ending December 31, 2015, and is seeking ratification of such selection by our stockholders at the 2015 Annual Meeting. EY has audited our financial statements for the fiscal years ended December 31, 2014 and 2013. Representatives of EY are expected to be present at the 2015 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of EY as our independent registered public accounting firm. However, the audit committee is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain EY. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 2.

For the fiscal years ended December 31, 2014 and 2013, EY billed the approximate fees set forth below. All fees included below were approved by the audit committee.

	Year Ended December 31,
	2014	2013
Audit Fees(1)	$653,859	$1,207,763
Audit-Related Fees(2)	—	—
Tax Fees(3)	32,614	48,584
All Other Fees(4)	—	306,096

Total All Fees	$686,473	$1,562,443

(1)	This category consists of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by EY in connection with statutory and regulatory filings or engagements. Related to the years ended December 31, 2014 and 2013, fees of $135,000 and $969,511, respectively, were billed in connection with the filing of our Registration Statements on Form S-1 in connection with our offerings of common stock, which were completed in April 2014 and November 2013.
(2)	This category consists of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category. We did not incur any fees in this category in the years ended December 31, 2014 or 2013.
(3)	This category consists of fees for professional services rendered for tax compliance and tax advice.
(4)	This category consists of fees for professional services rendered in connection with our patiromer commercial strategy. We did not incur any fees in this category in the year ended December 31, 2014.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by the independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available at http://investor.relypsa.com/corporate-governance.cfm. The audit committee has considered the role of EY in providing audit and audit-related services to the Company and has concluded that such services are compatible with EY’s role as the Company’s independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our board of directors. The audit committee’s functions are more fully described in its charter, which is available on our website at http://investor.relypsa.com/corporate-governance.cfm.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2014. The audit committee has discussed with EY, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board, or PCAOB. In addition, the audit committee has discussed with EY their independence, and received from EY the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with EY, with and without management present, the scope and results of EY’s audit of the financial statements for the fiscal year ended December 31, 2014.

Based on these reviews and discussions, the audit committee has recommended to our board of directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Audit Committee David W.J. McGirr, Chairman Daniel K. Spiegelman Thomas J. Schuetz, M.D., Ph.D.

CORPORATE GOVERNANCE

Board Composition

Director Independence

Our board of directors currently consists of nine members, and effective after the 2015 Annual Meeting shall consist of eight members. Our board of directors has determined that all of our directors, other than Mr. Orwin and Dr. Veitinger, qualify as “independent” directors in accordance with the NASDAQ listing requirements. Mr. Orwin is not considered independent because he is an employee of Relypsa and Dr. Veitinger is not considered independent because he has received in excess of $120,000 in compensation during a period of twelve consecutive months within the past three years for his services as a consultant to the Company. Ronald M. Hunt, Scott M. Rocklage, Ph.D., and Jonathan T. Silverstein are no longer members of our board of directors; however, these individuals served on our board of directors during the 2014 fiscal year and until our 2014 Annual Meeting of Stockholders. Our board of directors has also determined that these individuals qualified as “independent” directors in accordance with the NASDAQ listing requirements.

The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our board of directors has made a subjective determination as to each independent director and director nominee that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s, including each director nominee’s, business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors, including our director nominees, or our executive officers.

As described more fully below, the board of directors has also determined that each current member of the compensation committee, the audit committee and the nominating and corporate governance committee meets the independence standards applicable to those committees prescribed by NASDAQ, the SEC, and the Internal Revenue Service.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered, three-year terms as set forth below. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

•	The Class I directors are Dr. Hillan, Mr. Spiegelman and Dr. Torley, and their terms will expire at the 2017 Annual Meeting of Stockholders;

•	The Class II directors are Mr. McGirr, Mr. Orwin and Dr. Veitinger, and their terms will expire at the 2015 Annual Meeting of Stockholders; and

•	The Class III directors are Mr. Butler, Mr. Hastings and Dr. Schuetz, and their terms will expire at 2016 Annual Meeting of Stockholders.

The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Leadership Structure of the Board

Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. Mr. Spiegelman currently serves as the Chairman of our board of directors. In that role, Mr. Spiegelman presides over the executive sessions of the board of directors in which Mr. Orwin does not participate and serves as a liaison to Mr. Orwin and management on behalf of the board of directors. In April 2015, our board of directors re-appointed Mr. Spiegelman to serve as Chairman of the board of directors.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. Our audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-persons transactions. Our nominating and corporate governance committee also oversees our healthcare and privacy compliance programs. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors and Committees

During 2014, the board of directors met 12 times, the audit committee met 4 times, the compensation committee met 10 times and the nominating and corporate governance committee met 4 times. During that year, each incumbent director attended at least 75% of the aggregate meetings of the board of directors, and each incumbent director attended at least 75% of the aggregate meetings of the committees on which he served, except for Mr. Spiegelman (who joined the board of directors in June 2014) and Dr. Veitinger.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•	is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and

•	reviews the audit committee charter and the committee’s performance at least annually.

The current members of our audit committee are Mr. McGirr, Dr. Schuetz and Mr. Spiegelman. Mr. McGirr serves as the chairman of the committee.

Each of the current members of our audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that each of Mr. McGirr and Mr. Spiegelman is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of Mr. McGirr, Mr. Spiegelman and Dr. Schuetz is independent under the heightened independence standards under the applicable rules of NASDAQ. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the audit committee charter is available to security holders on the Company’s website at http://investor.relypsa.com/corporate-governance.cfm.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and recommends to our board of directors corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers, other than our Chief Executive Officer, based on such evaluations. Our board of directors retains the authority to determine and approve, upon the recommendation of our compensation committee, the compensation of the Chief Executive Officer, unless such authority has been delegated to our compensation committee. The compensation committee also recommends to our board of directors for approval, and approves, the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter. The current members of our compensation committee are Mr. Butler, Mr. Hastings and Dr. Hillan. Mr. Hastings serves as the chairman of the committee.

Each of the current members of our compensation committee is an “independent director” under the applicable rules and regulations of The NASDAQ Global Select Market, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and is an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the compensation committee charter is available to security holders on the Company’s website at http://investor.relypsa.com/corporate-governance.cfm.

Our compensation committee has retained Radford, a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Radford reports directly to the compensation committee and does not provide any non-compensation related services to us. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Radford addressed each of the six independence factors established by the SEC with our compensation committee. Its responses affirmed the independence of Radford on executive compensation matters. Based on this assessment, our compensation committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns. In addition, our compensation committee evaluated the independence of its other outside advisors to the compensation committee, including outside legal counsel, considering the same independence factors and concluded their work for our compensation committee does not raise any conflicts of interest. Our compensation committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and our healthcare and privacy compliance programs and reporting and making recommendations to our board of directors concerning governance matters. As part of its duties, the nominating and corporate governance committee will consider individuals who are properly proposed by stockholders to serve on the board of directors in accordance with laws and regulations established by the SEC and the NASDAQ listing requirements, our bylaws and applicable corporate law, and make recommendations to the board of directors regarding such individuals based on the established criteria for members of our board. The nominating and corporate governance committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations. The current members of our nominating and corporate governance committee are Mr. Hastings, Mr. Spiegelman and Dr. Torley. Mr. Spiegelman serves as the chairman of the committee.

Each of the current members of our nominating and corporate governance committee, and, since January 1, 2014, each of the directors who previously served as members of our nominating and corporate governance committee, other than Dr. Veitinger, is or was an “independent director” under the applicable rules and regulations of NASDAQ relating to nominating and corporate governance committee independence. From June 2014 to April 2015, Dr. Veitinger served as a non-independent member of our nominating and corporate governance committee. During such time, we complied with NASDAQ’s rules regarding independent director oversight of director nominations under NASDAQ Rule 5605(e)(1)(A) and our director nominees were selected, or recommended for our board of director’s selection, by independent directors constituting a majority of our board of director’s independent directors in a vote in which only independent directors participated. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the nominating and corporate governance committee charter is available to security holders on the Company’s website at http://investor.relypsa.com/corporate-governance.cfm.

Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election (and, in the case of vacancies, appointing), and the board of directors, in approving such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Currently, our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.relypsa.com. We will disclose any substantive amendments to the code of business conduct and ethics, or any waiver of its provisions, on our website. The reference to our website does not constitute incorporation by reference of the information contained at or available through our website.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law.

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage. To the extent the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Director Attendance at Annual Meetings

Our board of directors has a policy of encouraging director attendance at our annual meetings of stockholders, but attendance is not mandatory. Our board of directors and management team encourage all of our directors to attend the 2015 Annual Meeting.

Stockholder Communications with the Board of Directors

A stockholder may communicate with the board of directors, or an individual director, by sending written correspondence to the Company’s Corporate Secretary at Relypsa, Inc., 100 Cardinal Way, Redwood City, California 94063. The Corporate Secretary will review such correspondence and forward it to the board of directors, or an individual director, as appropriate.

Compensation Committee Interlocks and Insider Participation

During 2014, the following individuals served as members of our compensation committee: Mr. Butler, Mr. Hastings, Dr. Hillan, Mr. Hunt and Dr. Veitinger. Mr. Hastings and Dr. Veitinger each served as chairman of the compensation committee. None of the members of our compensation committee has at any time been one of our officers or employees, other than Dr. Veitinger. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2014 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Investor Rights Agreements

We have entered into an amended and restated investor rights agreement with certain holders of our common stock and warrants to purchase our common stock. As of March 31, 2015, the holders of approximately 8.9 million shares of our common stock, including the shares of common stock issuable upon exercise of warrants, are entitled to rights with respect to the registration of their shares under the Securities Act.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act , any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Director Compensation Program for our non-employee directors in effect through March 2014 provided for cash compensation as follows:

•	Each non-employee director will receive an annual cash retainer in the amount of $35,000 per year.

•	The non-employee Chairman of the Board will receive an additional annual cash retainer in the amount of $25,000 per year.

•	The chairperson of the audit committee will receive additional annual cash compensation in the amount of $17,000 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the audit committee.

•	The chairperson of the compensation committee will receive additional annual cash compensation in the amount of $12,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the compensation committee.

•	The chairperson of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $7,500 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $2,500 per year for such member’s service on the nominating and corporate governance committee.

In March 2014, our board of directors reviewed our Director Compensation Program against the programs of our peer group of companies. Based upon this review, our board of directors amended our Director Compensation Program, effective in April 2014, to provide for cash compensation as follows:

•	Each non-employee director will receive an annual cash retainer in the amount of $35,000 per year.

•	The non-employee Chairman of the Board will receive an additional annual cash retainer in the amount of $25,000 per year.

•	The chairperson of the audit committee will receive additional annual cash compensation in the amount of $20,000 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee will receive additional annual cash compensation in the amount of $10,000 per year for such member’s service on the audit committee.

•	The chairperson of the compensation committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the compensation committee.

•	The chairperson of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the nominating and corporate governance committee.

In addition, pursuant to our Director Compensation Program, each non-employee director will be automatically granted an option to purchase 12,000 shares of our common stock upon initial appointment or election to our board of directors. In addition, each non-employee director who has been serving on our board of directors for at least six months as of the date of any annual meeting of stockholders and will continue to serve as a non-employee director immediately following such meeting, will be automatically granted, on the date of such annual meeting (i) an option to purchase that number of shares of the Company’s common stock having an aggregate grant date fair value, as determined in accordance with our financial statements, equal to $65,000 rounded down to the nearest whole share, subject to adjustment as provided in the 2013 Equity Incentive Award Plan and (ii) that number of restricted stock units calculated by dividing $65,000 by the closing trading price of a share of our common stock on the date of grant, rounded down to the nearest whole unit, subject to adjustment as provided in the 2013 Equity Incentive Award Plan. Each initial non-employee director stock option vests and becomes exercisable in substantially equal installments on each of the first three anniversaries of the grant date, subject to the non-employee director’s continued service on our board of directors through such date. Each annual non-employee director award vests and, if applicable, becomes exercisable in full, on the earlier of the first anniversary of the date of grant or immediately prior to the next annual stockholders meeting after the date of grant, subject to the non-employee director’s continued service on our board of directors through such date.

In April 2015, our board of directors reviewed our Director Compensation Program against the programs of our peer group of companies. Based upon this review, our board of directors amended our Director Compensation Program, effective as of the 2015 Annual Meeting, to provide for the following changes to the cash and equity compensation described above:

•	each non-employee director will receive an annual cash retainer in the amount of $40,000 per year;

•	each non-employee director will be automatically granted an option to purchase 15,000 shares of our common stock upon initial appointment or election to our board of directors; and

•	each non-employee director who has been serving on our board of directors for at least three months as of the date of any annual meeting of stockholders and will continue to serve as a non-employee director immediately following such meeting, will be automatically granted, on the date of such annual meeting (i) an option to purchase 4,500 shares of our common stock and (ii) 2,250 restricted stock units.

2014 Director Compensation Table

The following table sets forth information for the year ended December 31, 2014 regarding the compensation awarded to, earned by or paid to our non-employee directors:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation ($)	Total ($)
John P. Butler	41,875	64,980	65,002	—	171,857
Paul J. Hastings	52,582	64,980	65,002	—	182,564
Kenneth J. Hillan, M.B., Ch.B.	22,651	—	218,543	—	241,194
Ronald M. Hunt(4)	19,224	—	—	—	19,224
David W.J. McGirr	59,580	64,980	65,002	—	189,562
Scott M. Rocklage, Ph.D.(4)	29,732	—	—	—	29,732
Thomas J. Schuetz, M.D., Ph.D.	44,375	64,980	65,002	—	174,357
Jonathan T. Silverstein, Esq.(4)	20,391	—	—	—	20,391
Daniel K. Spiegelman	37,308	—	218,543	—	255,851
Klaus Veitinger, M.D.	43,920	64,980	65,002	—	173,902

(1)	Mr. Orwin, who is employed as our Chief Executive Officer and serves as a director, receives no compensation for his service as a director.
(2)

The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock unit awards granted to the non-employee members of our board of directors during 2014 as computed in accordance with ASC 718. The restricted stock unit awards granted to our non-employee members of our board of directors vest over twelve months. The assumptions used in calculating the grant date fair value of the restricted stock units reported in the Stock Awards column are set forth in Note 11 of the Consolidated

Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. Dr. Hillan and Mr. Spiegelman were originally elected to our board of directors in 2014, so, in lieu of the annual option and restricted stock unit grants, they received only the initial option grant under the Director Compensation Program and do not hold any stock awards.
(3)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the non-employee members of our board of directors during 2014 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 11 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	Mr. Hunt, Mr. Silverstein and Dr. Rocklage did not receive any equity awards in 2014 under the Director Compensation Program because, while they served as directors for a portion of 2014, they ceased serving as directors effective immediately after our 2014 Annual Meeting of Stockholders, and as a result were not eligible to receive any annual equity awards granted on the date of such meeting.

As of December 31, 2014, each of our non-employee directors held the following outstanding options and restricted stock unit awards:

Name	Outstanding Restricted Stock Unit Awards	Shares Subject to Outstanding Options
John P. Butler	2,712	28,460
Paul J. Hastings	2,712	41,583
Kenneth J. Hillan, M.B., Ch.B.	—	12,000
Ronald M. Hunt	—	—
David W.J. McGirr	2,712	69,200
Scott M. Rocklage, Ph.D.	—	—
Thomas J. Schuetz, M.D., Ph.D.	2,712	48,849
Jonathan T. Silverstein, Esq.	—	—
Daniel K. Spiegelman	—	12,000
Klaus Veitinger, M.D.	2,712	145,822

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 22, 2015.

Name	Age	Position(s)
John A. Orwin	50	President and Chief Executive Officer, Director
Kristine M. Ball	43	Chief Financial Officer and Senior Vice President
Lance Berman, M.D., M.S.	44	Chief Medical Officer and Senior Vice President
Mary E. Corbett	63	Senior Vice President, Human Resources
Scottt Garland	46	Chief Commercial Officer and Senior Vice President
Stephen Harrison, Ph.D.	50	Chief Scientific Officer and Senior Vice President
Ronald A. Krasnow, Esq	52	General Counsel, Senior Vice President and Secretary
Claire Lockey	62	Senior Vice President, Pharmaceutical Development and Regulatory Affairs
Wilhelm Stahl, Ph.D.	55	Chief Technology Officer and Senior Vice President

Mr. Orwin’s biographical information is set forth in “Proposal No. 1 – Election of Directors” in this proxy statement.

Kristine M. Ball has served as our Chief Financial Officer and Senior Vice President since November 2012. Prior to Relypsa, Ms. Ball was an independent consultant from June 2011 to October 2012, advising start-up life science companies on various strategic and operational business matters. Prior to being a consultant, Ms. Ball was Senior Vice President of Finance and Administration and Chief Financial Officer of KAI Pharmaceuticals, Inc. (acquired by Amgen), a drug discovery company, from February 2005 to January 2011, where she was responsible for finance, administration and strategic planning and was involved in a venture capital financing, pharmaceutical partnerships and, as a consultant, KAI’s acquisition. Prior to KAI, Ms. Ball served as Vice President of Finance at Exelixis, Inc., a biotechnology company, from 2000 to 2005, where she was involved in four acquisitions and Exelixis’ initial public offering and other financings. Prior to Exelixis, Ms. Ball was a senior manager in Ernst & Young’s life sciences audit practice. Ms. Ball holds a B.S. from Babson College and is a certified public accountant.

Lance Berman, M.D., M.S. joined Relypsa in December 2011 as Senior Vice President, Commercial Strategy and Medical Affairs and was promoted in October 2012 to Chief Medical Officer and Senior Vice President. Prior to Relypsa, Dr. Berman was Chief Medical Officer of CPEX Pharmaceuticals, Inc. (acquired by Footstar), a pharmaceutical company, from February 2009 to April 2011, where he was responsible for the clinical development of CPEX’s late stage clinical product and in-licensing and acquisition strategies. Prior to that, Dr. Berman served in various medical leadership roles at Pfizer Inc., a pharmaceutical company, from June 2003 to January 2009, where he was responsible for atherosclerosis, hypertension and endocrinology products serving at various times as U.S. or Global Medical Team Leader. Previously, Dr. Berman held roles of increasing responsibility at Schering-Plough Corporation (merged with Merck) and Janssen Pharmaceuticals, Inc. (Johnson & Johnson), both pharmaceutical companies. Dr. Berman received his Bachelor of Medicine and Bachelor of Surgery degrees at the University of Cape Town in Cape Town, South Africa and an M.S. in Pharmaceutical Medicine from Hibernia College.

Mary E. Corbett joined Relypsa in December 2013 as Senior Vice President, Human Resources. Prior to Relypsa, Ms. Corbett was a human resources consultant from July 2013 to December 2013. Prior to being a consultant, Ms. Corbett served as Vice President, Human Resources at Verinata Health, a maternal and fetal health company acquired by Illumina, Inc., from November 2012 to June 2013, and an executive-level human resources consultant from February 2012 to November 2012. Prior to Verinata Health, Ms. Corbett served as Vice President, Human Resources of Pacific Biosciences of California, Inc., a biotechnology company, from July 2008 to September 2011. During her tenure at Pacific Biosciences, the company grew from 150 to over 500 employees, launched its first product and completed an initial public offering. Prior to Pacific Biosciences, Ms. Corbett headed the Human Resources function for Synarc, Broadlane, myCFO, and MarketMile. Ms. Corbett also had a human resources consulting practice based in Paris for six years. Ms. Corbett received a B.A. from Fordham University and an M.A. from Columbia University.

Scott Garland has served as our Chief Commercial Officer and Senior Vice President since November 2014. Prior to Relypsa, Mr. Garland was Executive Vice President and Chief Commercial Officer of Exelixis, Inc., from October 2011 to October 2014, where he led global commercial operations and was responsible for building and leading sales, marketing, market access and commercial operations. During his tenure, Mr. Garland led the global commercial launch of COMETRIQ (cabozantinib) for medullary thyroid cancer, establishing the company’s commercial presence in the U.S. and Europe. Prior to Exelixis, Mr. Garland served for nine years at Genentech, from 2002 to 2011, most recently as Vice President, Avastin Franchise, where he led a team of over 300 people and was responsible for revenue of $3 billion. While at Genentech, Mr. Garland also held other senior level positions overseeing sales and marketing for a number of products. From 1997 to 2002, Mr. Garland held various sales and marketing positions at Amgen, including overseeing market development for the launch of Aranesp for chronic kidney disease patients. Mr. Garland serves as a member of the board of directors of Karyopharm Therapeutics Inc., a pharmaceutical company. Mr. Garland holds an M.B.A. from the Fuqua School of Business at Duke University and a B.S. in Biological Sciences from California Polytechnic State University, San Luis Obispo.

Stephen Harrison, Ph.D. has served as our Chief Scientific Officer and Senior Vice President since December 2014. Prior to Relypsa, Dr. Harrison was Vice President, Research Biology at Nektar Therapeutics, a life sciences company, from March 2010 to December 2014, where he managed global oncology and pain research efforts. Prior to Nektar, Dr. Harrison was Senior Vice President, Research at KAI Pharmaceuticals from 2005 to March 2010. While at KAI, Dr. Harrison generated one development candidate per year and led discovery efforts, including the company’s lead compound for the treatment of secondary hyperparathyroidism, which served as the basis for the company’s eventual acquisition by Amgen. Earlier in his career, Dr. Harrison held senior research positions at Chiron Corporation and Thios Pharmaceuticals. Dr. Harrison holds a Ph.D. in Molecular Biology, a M.A. and a B.A. in Biochemistry, all from University of Cambridge, England.

Ronald A. Krasnow, Esq. has served as our General Counsel and Senior Vice President since January 2009, and prior to that served as our Vice President and Chief Patent Counsel since October 2007. Prior to Relypsa, Mr. Krasnow served in various positions at Symyx Technologies, Inc., a research company, from 1997 to 2007, including Senior Vice President, Intellectual Property. Prior to Symyx, Mr. Krasnow was an attorney at Fish & Neave (now Ropes & Gray LLP), where he practiced complex patent litigation and interferences. Mr. Krasnow has also served as a patent examiner at the U.S. Patent and Trademark Office. Mr. Krasnow received a B.S. in Materials and Metallurgical Engineering from the University of Michigan and a J.D. from the George Washington University Law School.

Claire Lockey has served as our Senior Vice President, Pharmaceutical Development and Regulatory Affairs since September 2010, and prior to that Ms. Lockey served as our Vice President, Regulatory Affairs from February 2010 to September 2010. Prior to Relypsa, Ms. Lockey served for over six years as Vice President Regulatory Affairs at FibroGen, Inc. Ms. Lockey has held similar executive-level positions at other biopharmaceutical companies including Titan Pharmaceuticals, Layton Bioscience, Connetics, Gore Hybrid Technologies and a ten-year consulting position at Synergia, an organization focused on the regulatory and clinical development of new health care products. Ms. Lockey received a B.A. in Biology from Boston University.

Wilhelm Stahl, Ph.D. has served as our Senior Vice President, Pharmaceutical Operations since September 2011, and Dr. Stahl’s title changed to Chief Technology Officer and Senior Vice President in March 2015. Prior to Relypsa, from January 2009 to August 2011, Dr. Stahl was a Managing Partner of Rondaxe Enterprises, a consulting firm, providing consulting services and strategic advice on CMC aspects of drug development, supply chain management and strategic business support. From 2005 to 2008, Dr. Stahl was Head of the Pharma Custom Manufacturing business of Saltigo GmbH, a subsidiary of Lanxess AG. Prior to that Dr. Stahl has held a variety of positions with increasing responsibilities in the pharmaceutical R&D organizations of Hoechst, HMR (now Aventis) and Bayer. Dr. Stahl received a Ph.D. from the Institute for Organic Chemistry and Biochemistry at the University of Bonn.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers, or NEOs. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our compensation committee, appointed by our board of directors, is responsible for establishing, implementing and monitoring our compensation philosophy and objectives. We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs for fiscal year 2014 were as follows:

•	John A. Orwin, President and Chief Executive Officer;

•	Mary E. Corbett, Senior Vice President, Human Resources; and

•	Scott Garland, Chief Commercial Officer and Senior Vice President.

Mr. Garland was hired as our Chief Commercial Officer and Senior Vice President effective October 31, 2014.

2014 Summary Compensation Table

The following table shows information regarding the compensation of our NEOs for services performed in the year ended December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
John A. Orwin	2014	514,375	25,700	544,200	1,960,660	246,900	396	3,292,231
President and Chief Executive Officer	2013	257,292	29,973	—	4,792,760	120,027	398	5,200,450

Mary E. Corbett.	2014	250,000	—	149,655	1,920,326	87,063	396	2,407,440
Senior Vice President, Human Resources

Scott Garland	2014	70,763	100,000	—	1,642,501	—	66	1,813,330
Chief Commercial Officer and Senior Vice President

(1)	The amounts reported in the Bonus column represent a special discretionary bonus granted to Mr. Orwin for performance not recognized as part of the annual performance-based bonus program of the company, and a special, one-time cash signing bonus paid to Mr. Garland upon commencement of employment. Please see the description of the discretionary bonus paid to Mr. Orwin in “Narrative Disclosure to 2014 Summary Compensation Table – Terms and Conditions of Annual Bonuses” below, and the description of the signing bonus paid to Mr. Garland in “Narrative Disclosure to 2014 Summary Compensation Table – Terms and Conditions of Employment Arrangements with our NEOs” below.

(2)	The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock units granted to our NEOs during 2014 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the restricted stock units reported in the Stock Awards column are set forth in Note 11 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to our NEOs during 2014 and 2013 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 11 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual cash performance-based bonuses earned by our NEOs pursuant to the achievement of certain company and individual performance objectives. For 2014, these amounts were paid to the NEOs in February 2015. Please see the descriptions of the annual performance bonuses paid to our NEOs in “Narrative Disclosure to 2014 Summary Compensation Table – Terms and Conditions of Annual Bonuses” below.
(5)	The amounts reported in the All Other Compensation column represent certain long-term disability payments by us on behalf of the NEOs.

Narrative Disclosure to 2014 Summary Compensation Table

Terms and Conditions of Employment Agreements with our NEOs

We have entered into agreements with each of the NEOs in connection with his or her employment with us. With the exception of his own arrangement, each of these employment agreements was negotiated on our behalf by Mr. Orwin, with the oversight and approval of our board of directors. Mr. Orwin’s agreement was negotiated directly with the Chairman of our compensation committee and approved by our board of directors. In addition, based on recommendations from our compensation committee, our board of directors approved, in August 2014, an amendment to Mr. Orwin’s employment agreement to provide certain severance benefits to Mr. Orwin that are provided to our executive officers pursuant to our standard executive employment agreement. These severance benefits are described below in the section entitled “Terms and Conditions of Executive Severance Arrangements.”

Our employment agreements with our NEOs set forth the terms and conditions of employment of each NEO, including base salary, target annual bonus opportunity and standard employee benefit plan participation. Our board of directors or the compensation committee reviews each NEO’s base salary and target bonus opportunity annually to ensure compensation adequately reflects the NEO’s qualifications, experience, role and responsibilities. For 2014, Mr. Orwin’s base salary was $520,000, Mr. Garland’s base salary was $415,000, which was pro-rated based upon his employment commencement date, and Ms. Corbett’s base salary was $250,000. In addition, for 2014, Mr. Orwin and Ms. Corbett had an annual cash bonus target of 50% and 35%, respectively, of base salary awarded based on the achievement of certain objectives approved by our board of directors. Mr. Garland was not eligible to receive an annual bonus for 2014 because he commenced employment after October 1, 2014. Please see the section below entitled “Terms and Conditions of Annual Bonuses” for a further description of the annual bonuses awarded to our NEOs. Mr. Garland’s employment agreement also provided for a one-time, special cash signing bonus of $100,000, which was paid to Mr. Garland in connection with his commencement of employment with us in October 2014.

We may terminate the employment of Mr. Orwin under his employment agreement without cause at any time and for any or no reason, and with cause by delivering written notice with the effective date of termination as of the date of the notice or such other date specified in the notice. Mr. Orwin must give 30 days’ written notice to terminate his employment for other than good reason. We or the other NEOs may terminate their employment under their employment agreements at any time, with or without advance notice, and for any or no reason or cause. Our employment agreements with the NEOs were each subject to execution of our standard proprietary information and invention assignment agreement, and provide for change in control and severance benefits, among other things, in exchange for certain non-solicitation and confidentiality restrictive covenants. Please see the section below entitled Terms and Conditions of Executive Severance Arrangements.”

Terms and Conditions of Executive Severance Arrangements

Each of our NEOs is party to an employment agreement that provides for certain severance and change in control benefits, among other things, in exchange for certain non-solicitation and confidentiality restrictive covenants.

Under our offer letter agreement with Mr. Orwin as amended in August 2014, if he is terminated without cause or resigns for good reason (each as defined in his agreement) at any time other than during the 12-month period following a change in control (as defined in his agreement), and he executes and does not revoke a general release of all claims against the company and complies with his continuing obligations to the company, then Mr. Orwin is entitled to receive (i) a cash payment equal to 12 months of his then-existing base salary payable in a lump sum, (ii) payment by us of COBRA premiums for 12 months and (iii) the accelerated vesting of his unvested equity awards with respect to the number of shares that would have vested had he remained employed with the company for an additional 12 months following his termination date. In addition, if Mr. Orwin is terminated without cause or resigns for good reason during the 12-month period following a change in control, and he executes and does not revoke a general release of all claims against the company and complies with his continuing obligations to the company, then Mr. Orwin is entitled to receive (i) a cash payment equal to 12 months of his then-existing base salary payable in a lump sum, (ii) a cash payment equal to his pro-rata target annual bonus payable in a lump sum, provided that the company and Mr. Orwin were “on target” to achieve all applicable performance objectives for such annual bonus, (iii) payment by us of COBRA premiums for 12 months and (iv) the accelerated vesting of his unvested equity awards.

Under our standard executive employment agreements with each of our NEOs, other than Mr. Orwin, if the executive is terminated without cause or resigns for good reason (each as defined in the agreements) at any time other than during the 12-month period following a change in control (as defined in the agreements), and the executive executes and does not revoke a general release of all claims against the company and complies with his or her continuing obligations to the company, then the executive is entitled to receive (i) a cash payment equal to 9 months of the executive’s then-existing base salary payable in equal installments and (ii) payment by us of COBRA premiums for 9 months. In addition, if the executive is terminated without cause or resigns for good reason within the 12-month period following a change in control, and the executive executes and does not revoke a general release of all claims against the company and complies with his or her continuing obligations to the company, then the executive is entitled to receive (i) a cash payment equal to 12 months of the executive’s then-existing base salary payable in a lump sum, (ii) ) a cash payment equal to the executive’s pro-rata target annual bonus payable in a lump sum, provided that the company and the executive were “on target” to achieve all applicable performance objectives for such annual bonus, (iii) payment by us of COBRA premiums for 12 months and (iv) the accelerated vesting of the executive’s unvested equity awards.

Terms and Conditions of Annual Bonuses

For 2014, our board of directors approved an annual bonus program for Mr. Orwin based solely upon corporate performance and an annual bonus program for Ms. Corbett based upon corporate performance and individual performance. Mr. Garland was not eligible to receive an annual bonus for 2014 because he commenced employment after October 1, 2014.

The 2014 corporate performance objectives, most of which included specific timelines for achievement, were as follows:

•	two product development objectives, including an objective to submit our New Drug Application, or NDA, and establish pre-approval inspection readiness and an objective to identify and evaluate product life cycle options;

•	a manufacturing objective to advance manufacturing activities in support of potential product launch;

•	a scientific objective to define and execute certain research efforts;

•	a commercial objective to advance commercial activities in support of potential product launch;

•	a financial objective to execute our financing plan; and

•	an organizational objective to build infrastructure to support a public, commercial-stage company.

In reviewing the achievement level for the 2014 corporate performance objectives, management presented its self-assessment regarding such achievement to the compensation committee. In early 2015, the compensation committee considered management’s self-assessment and approved a 96% corporate achievement level based upon our success building value for our stockholders by achieving all of the 2014 corporate performance objectives, even where such achievement occurred slightly outside of the specific timeline included in an objective. As a result of the recommendations from our compensation committee, our board of directors approved the 96% corporate achievement level.

Our board of directors approved Mr. Orwin’s 2014 annual bonus to be paid out at 96% of his eligible target amount based upon the 96% corporate achievement level. In addition, our board of directors approved a one-time, discretionary bonus to Mr. Orwin equal to $25,700 as a result of his performance in 2014 in leading us to achieve several key goals, including the acceptance of our NDA, our recruiting of key executives, significantly exceeding our 2014 fundraising goals and our strong stock performance.

The 2014 individual performance objectives for Ms. Corbett were aligned with the corporate performance objectives and related to her individual functional responsibilities. In reviewing the achievement level for the 2014 individual performance objectives for Ms. Corbett, the compensation committee considered recommendations from Mr. Orwin and Ms. Corbett’s accomplishments against her individual performance objectives, including her over-achievement of certain objectives such as her success in building and managing an effective compensation function for a newly-public company. Based upon this review, the compensation committee approved achievement of 110% of the 2014 individual performance objectives for Ms. Corbett. Ms. Corbett’s 2014 annual bonus was determined to be paid out at 99.5% of her eligible target amount, which was based upon a combination of her 110% achievement level for her individual performance objectives (weighted at 25%) and our 96% achievement level for the corporate performance objectives (weighted at 75%).

The NEOs’ 2014 annual bonuses are set forth in the “2014 Summary Compensation Table” above. We may pay additional discretionary bonuses to our NEOs from time to time.

Terms and Conditions of Equity Award Grants

All of our NEOs received options to purchase our common stock during fiscal year 2014. In addition, Mr. Orwin and Ms. Corbett each received restricted stock unit awards during fiscal year 2014. The table below entitled “Outstanding Equity Awards at 2014 Fiscal Year-End” describes the material terms of other option awards made in past fiscal years to our NEOs.

In August 2014, Mr. Orwin and Ms. Corbett were each granted an option to purchase 94,500 and 24,500 shares, respectively, of our common stock and 20,000 and 5,500 restricted stock units, respectively. Mr. Orwin’s and Ms. Corbett’s options were granted with an exercise price per share of $27.21, which was the closing trading price of our common stock on the grant date, and the options vest and become exercisable with respect to 25% of the shares subject to such options on August 14, 2015 with the remaining 75% of the shares vesting monthly in substantially equal installments over the following 36 months, subject to Mr. Orwin or Ms. Corbett continuing to provide services to us through each vesting date. Mr. Orwin’s and Ms. Corbett’s restricted stock units vest with 25% of the restricted stock units on each anniversary of August 14, 2014, so that 100% of the restricted stock units are vested on August 14, 2018, subject to Mr. Orwin or Ms. Corbett continuing to provide services to the company through each vesting date.

In November 2014, Mr. Garland was granted an option to purchase 100,000 shares of our common stock in connection with his commencement of employment with us and pursuant to his employment agreement, with an exercise price per share of $21.36, which was the closing trading price of our common stock on the grant date. Mr. Garland’s option vests and becomes exercisable with respect to 25% of the shares subject to such option on November 17, 2015 with the remaining 75% of the shares vesting monthly in substantially equal installments over the following 36 months, subject to Mr. Garland continuing to provide services to us through each vesting date.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options and unvested stock awards for each of the NEOs outstanding as of December 31, 2014.

Name	Vesting Commencement Date		Option Awards(1)				Stock Awards(2)
			Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
			Exercisable	Unexercisable
John A. Orwin	6/17/2013	(3)	831,432	—	7.40	7/23/2023	—	—
	8/14/2014		—	94,500	27.21	8/13/2024	—	—
	8/14/2014		—	—	—	—	20,000	544,200
Mary E. Corbett.	12/16/2013	(4)	47,778	2,222	33.76	1/29/2024	—	—
	8/14/2014		—	24,500	27.21	8/13/2024	—	—
	8/14/2014		—	—	—	—	5,500	149,655
Scott Garland.	10/31/2014		—	100,000	21.36	11/16/2024	—	—

(1)	Except as otherwise indicated, 25% of the shares subject to each option shall vest on the first anniversary of the vesting commencement date with the remaining 75% of the shares vesting monthly in substantially equal installments over the following 36 months, subject to the holder continuing to provide services to the company through each vesting date. All options vest with respect to 100% of the shares subject thereto upon certain qualifying terminations of employment that take place on or following a change in control.
(2)	25% of the restricted stock units shall vest on each anniversary of the vesting commencement date, so that 100% of the restricted stock units are vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the company through each vesting date. All restricted stock units vest with respect to 100% of the shares subject thereto upon certain qualifying terminations of employment that take place on or following a change in control.
(3)	This option is early exercisable.
(4)	The portion of this option that is a non-qualified stock option is early exercisable.

Equity Plan Compensation Information

The following table provides certain information as of December 31, 2014, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)(4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)(2)	3,572,011	$9.82	786,530
Equity Compensation Plans Not Approved by Stockholders(3)	363,800	22.67	636,200

Total	3,935,811	$11.05	1,422,730

(1)	Includes the Relypsa, Inc. 2013 Equity Incentive Award Plan, the Relypsa, Inc. Amended and Restated 2007 Equity Incentive Plan, as amended, and the Relypsa, Inc. 2013 Employee Stock Purchase Plan.
(2)	The Relypsa, Inc. 2013 Equity Incentive Award Plan and the Relypsa, Inc. 2013 Employee Stock Purchase Plan contain “evergreen” provisions, pursuant to which (i) the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2013 Equity Incentive Award Plan shall be increased on the first day of each year beginning in 2015 and ending in 2023, equal to the least of (A) 2,553,174 shares, (B) four percent (4.0%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than 20,717,508 shares of stock may be issued upon the exercise of incentive stock options and (ii) the maximum number of our shares of our common stock which will be authorized for sale under the 2013 Employee Stock Purchase Plan is equal to the sum of (a) 255,317 shares of common stock and (b) an annual increase on the first day of each year beginning in 2015 and ending in 2023, equal to the least of (i) 510,634 shares of common stock, (ii) one percent (1.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (iii) such number of shares of common stock as determined by our board of directors.
(3)	Represents shares subject to awards that may be granted under the Relypsa, Inc. 2014 Employment Commencement Incentive Plan, which was adopted by our board of directors in June 2014 without the approval of our stockholders in reliance on NASDAQ Listing Rule 5635(c)(4). The material features of this plan are described below. Options are granted at an exercise price not less than the fair market value of our common stock on the date of grant and have a term not to exceed ten years. See “Material Features of the 2014 Employment Commencement Incentive Plan” for a narrative description of this plan.
(4)	Restricted stock units are excluded from the calculation to determine the weighted average exercise price of outstanding options, warrants, and rights.

Material Features of the 2014 Employment Commencement Incentive Plan

In June 2014, our board of directors adopted our 2014 Employment Commencement Incentive Plan, or the 2014 Plan, pursuant to Rule 5653(c)(4) of The Nasdaq Global Select Market. The principal purpose of the 2014 Plan is to promote the success and enhance the value of the company by inducing new employees to commence employment with us, and by aligning the individual interests of new employees with the interests of our stockholders.

Awards granted under the 2014 Plan are intended to constitute “employment inducement awards” under NASDAQ Listing Rule 5635(c)(4) and therefore, the 2014 Plan is intended to be exempt from the NASDAQ Listing Rules regarding stockholder approval of stock option and stock purchase plans. A total of 1,000,000 shares of our common stock were reserved for issuance under the 2014 Plan. The 2014 Plan provides for the grant of incentive stock options, or ISOs, non-qualified stock options, restricted stock units, restricted stock awards, stock appreciation rights, or SARs and other stock-based and cash-based awards. These awards may be granted to individuals who are then new employees, or are commencing employment with us or one of our subsidiaries following a bona fide period of non-employment with us, and for whom such awards are granted as a material inducement to commencing employment with us or one of our subsidiaries. As of April 15, 2015, we had granted options to purchase an aggregate of 693,900 shares under the 2014 Plan, and 306,100 shares (plus any shares that might in the future be returned to the 2014 Plan) remained available for future grants.

The 2014 Plan is administered by the compensation committee and the board of directors. In the event of a change in control in which the successor corporation refuses to assume or substitute any outstanding award under the 2014 Plan, the vesting of such award will accelerate in full. The board of directors may terminate, amend or modify the 2014 Plan at any time, provided that no termination or amendment may impair any rights under any outstanding award under the 2014 Plan without the consent of the holder.

We filed a registration statement on Form S-8 with the SEC covering the shares of common stock that may be issued under the 2014 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of March 31, 2015 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors and nominees for director;

•	each of our NEOs; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director, nominee or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 31, 2015 through the exercise of stock options or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 41,432,889 shares of our common stock outstanding as of March 31, 2015. Shares of our common stock that a person has the right to acquire within 60 days of March 31, 2015 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Relypsa, Inc., at 100 Cardinal Way, Redwood City, California 94063.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Outstanding Shares Beneficially Owned	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership

5% and Greater Stockholders
OrbiMed Private Investments IV, LP(1)	8,857,551	—	8,857,551	21.4%
Janus Capital Management, LLC(2)	3,241,689	—	3,241,689	7.8%
Entities affiliated with Delphi Ventures(3)	2,507,918	—	2,507,918	6.1%
Entities affiliated with 5AM Ventures(4)	2,431,621	—	2,431,621	5.9%
Named Executive Officers and Directors
John A. Orwin(5)	15,000	831,432	846,432	2.0%
Mary E. Corbett(6)	—	48,087	48,087	*
Scott Garland	—	—	—	*
John P. Butler(7)	—	5,461	5,461	*
Paul J. Hastings(8)	—	37,755	37,755	*
Kenneth J. Hillan, M.B., Ch.B.	—	—	—	*
David W. J. McGirr(9)	—	65,372	65,372	*
Thomas J. Schuetz, M.D., Ph.D.(10)	—	45,021	45,021	*
Daniel K. Spiegelman	—	—	—	*
Helen Torley, M.B., Ch. B.	—	—	—	*
Klaus Veitinger, M.D.(11)	—	124,492	124,492	*
All directors and executive officers as a group (17 persons)(12)	15,000	1,816,728	1,831,728	4.2%

*	Indicates beneficial ownership of less than 1% of the total outstanding shares of common stock.

(1)	As reported on Schedule 13D/A filed with the SEC on March 6, 2015 by OrbiMed Advisors LLC (“Advisors”), OrbiMed Capital GP IV LLC (“GP IV”) and Samuel D. Isaly (“Isaly”). GP IV is the sole general partner of OrbiMed Private Investments IV, LP (“OPI IV”) and as such may be deemed to indirectly beneficially own the shares held by OPI IV. Advisors pursuant to its authority as the sole managing member of GP IV may be deemed to indirectly beneficially own the shares held by OPI IV. Isaly is the managing member of and owner of a controlling interest in Advisors. Accordingly, Advisors and Isaly may be deemed to have voting and investment power over the shares held by OPI IV. Each of GP IV, Advisors and Isaly disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any. The address of Advisors, GP IV, Isaly, and OPI IV is 601 Lexington Avenue, 54th Floor, New York, NY 10022.
(2)	As reported on Schedule 13G filed with the SEC on February 18, 2015 by Janus Capital Management LLC (“Janus Capital”). Janus Capital has a direct 96.8% ownership stake in INTECH Investment Management (“INTECH”) and a direct 100% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of their Schedule 13G filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 3,241,689 shares of common stock directly owned by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The address of Janus Capital is 151 Detroit Street, Denver, CO 80206.
(3)	As reported on Schedule 13G/A filed with the SEC on February 11, 2015 by Delphi Ventures VII, L.P., a Delaware limited partnership (“DV VII”), Delphi BioInvestments VII, L.P., a Delaware limited partnership (“DBI VII”), Delphi Management Partners VII, L.L.C., a Delaware limited liability company (“DMP VII”) and the general partner of DV VII and DBI VII, and James J. Bochnowski (“Bochnowski”), David L. Douglass (“Douglass”), Douglas A. Roeder (“Roeder”) and Deepika R. Pakianathan, Ph.D. (“Pakianathan”), the managing members of DMP VII. DMP VII is the general partner of DV VII and DBI VII and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DV VII and DBI VII. Bochnowski, Douglass, Roeder and Pakianathan are the managing members of DMP VII and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by DV VII and DBI VII. DMP VII and each of Bochnowski, Douglass, Roeder and Pakianathan may be deemed to share voting and dispositive power over the reported securities. The address for the entities affiliated with Delphi Ventures is 3000 Sand Hill Road, #1-135, Menlo Park, California 94025.
(4)	As reported on Schedule 13D/A filed with the SEC on March 27, 2015 by 5AM Partners II, LLC (“Partners II”), 5AM Ventures II LP (“Ventures II”), 5AM Co-Investors II LP (“Co-Investors II”), 5AM Partners III, LLC (“Partners III”), 5AM Ventures III, L.P. (“Ventures III”) 5AM Co-Investors III, L.P. (“Co-Investors III”), Dr. John D. Diekman, Andrew J. Schwab and Dr. Scott M. Rocklage. Partners II is the general partner of Ventures II and Co-Investors II. Partners III is the general partner of Ventures III and Co-Investors III. Dr. Diekman, Mr. Schwab and Dr. Rocklage are the managing members of Partners II and Partners III and may be deemed to have shared voting and investment power over the shares directly owned by Ventures II, Co-Investors II, Ventures III and Co-Investors III. Dr. Diekman, Mr. Schwab and Dr. Rocklage disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein, if any. The address for the entities affiliated with 5AM Ventures is 2200 Sand Hill Road, Suite 110, Menlo Park, California 94025.
(5)	Consists of (a) 831,432 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2015, 433,035 of which were subject to repurchase at such date and (b) 15,000 shares of common stock directly owned by Mr. Orwin.
(6)	Consists of 48,087 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2015, of which 30,379 shares were subject to repurchase at such date.
(7)	Consists of 5,461 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2015.
(8)	Consists of 37,755 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2015, of which 19,345 shares were subject to repurchase at such date.
(9)	Consists of (i) 55,232 shares of common stock issuable upon the exercise of a stock option within 60 days of March 31, 2015 by the David W.J. McGirr Family Trust, of which 20,712 shares were subject to repurchase at such date and (ii) 10,140 shares of common stock issuable upon the exercise of a stock option within 60 days of March 31, 2015 by Mr. McGirr, all of which were subject to repurchase at such date.
(10)	Consists of 45,021 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2015, of which 13,144 shares were subject to repurchase at such date.
(11)	Consists of (a) 124,492 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2015, of which 16,923 shares were subject to repurchase at such date and (b) 35,004 shares of common stock directly owned by Mr. Veitinger.
(12)	Includes 15,000 outstanding shares, and 1,816,728 shares issuable upon the exercise of stock options within 60 days of March 31, 2015, of which 811,065 shares were subject to repurchase at such date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the U.S. Securities and Exchange Commission, or SEC, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple stockholders residing at the same address. This process enables us to reduce our printing and distribution costs, and reduce our environmental impact. Householding is available to both registered stockholders and beneficial owners of shares held in street name.

Registered Stockholders

If you are a registered stockholder and have consented to householding, then we will deliver or mail one set of our proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to the Company’s Corporate Secretary by telephone at (650) 421-9500 or by mail at 100 Cardinal Way, Redwood City, California 94063.

If you are a registered stockholder who has not consented to householding, then we will continue to deliver or mail copies of our proxy materials, as applicable, to each registered stockholder residing at the same address. You may elect to participate in householding and receive only one set of proxy materials for all registered stockholders residing at the same address by providing notice to the Company as described above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

Annual Reports

This proxy statement is accompanied by our 2014 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, or the Form 10-K. The Form 10-K includes our audited financial statements. We have filed the Form 10-K with the SEC, and it is available free of charge at the SEC’s website at www.sec.gov and on our website at www.relypsa.com. In addition, upon written request to the Company’s Corporate Secretary at 100 Cardinal Way, Redwood City, California 94063, we will mail a paper copy of our Form 10-K, including the financial statements and the financial statement schedules, to you free of charge.

Other Matters

As of the date of this proxy statement, our board of directors knows of no other matters that will be presented for consideration at the 2015 Annual Meeting other than the matters described in this proxy statement. If other matters are properly brought before the 2015 Annual Meeting, then proxies will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors:

Ronald A. Krasnow Senior Vice President, General Counsel and Corporate Secretary

Redwood City, California

April 22, 2015

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site RELYPSA, INC. and follow the instructions to obtain your records and to create an electronic 100 CARDINAL WAY voting instruction form. REDWOOD CITY, CA 94063 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M91618-P64319 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RELYPSA, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following Class II directors: 1. Election of Directors Nominees: 01) David W.J. McGirr 02) John A. Orwin The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the selection, by the audit committee of the Company’s Board of Directors, of Ernst & Young LLP as the Independent registered public accounting fitrm of the Company for its fiscal year ending December 31, 2015. NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the 2015 Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report to Stockholders (with Form 10-K) are available at www.proxyvote.com. M91619-P64319 RELYPSA, INC. ANNUAL MEETING OF STOCKHOLDERS June 4, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) John A. Orwin, Kristine M. Ball, and Ronald A. Krasnow, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Relypsa, Inc., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Paci?c time on June 4, 2015 at 100 Cardinal Way, Redwood City, CA 94063 and any adjournment or postponement thereof, on all matters set forth on the reverse side and in its/their discretion upon such matters as may properly come before the Annual Meeting of Stockholders. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. Continued and to be signed on reverse side